Index supplement to the prospectus dated April 17, 2026, the prospectus supplement dated April 17, 2026, the product supplement no. 3-I dated April 17, 2026 and the underlying supplement no. 5-I dated April 17, 2026

Registration Statement Nos. 333-293684 and 333-293684-01
Dated October 9, 2026
Rule 424(b)(3)

OCTOBER 2026

MerQube US Tech+ Vol Advantage Index

J.P.Morgan

PERFORMANCE UPDATE

The MerQube US Tech+ Vol Advantage Index (the "Index") attempts to provide a dynamic rules-based exposure to the underlying asset to which the Index is linked (the "Underlying Asset"), while targeting a level of implied volatility, with a maximum exposure to the Underlying Asset of 500% and a minimum exposure to the Underlying Asset of 0%. Since February 9, 2024 (the "Amendment Effective Date"), the Underlying Asset has been an unfunded position in the Invesco QQQ Trust℠, Series 1 (the "QQQ Fund"), calculated as the excess of the total return of the QQQ Fund over a notional financing cost. Prior to the Amendment Effective Date, the Underlying Asset was an unfunded rolling position in E-Mini Nasdaq-100 futures (the "Futures Contracts").

The Index is subject to a 6.0% per annum daily deduction, and the performance of the Underlying Asset is subject to a notional financing cost deducted daily.

The Index was established on June 22, 2021.

Levels are published on Bloomberg using the ticker MQUSTVA.

Hypothetical and actual historical performance: Sep 2016 through Sep 2026


850
650
450
250
50
MerQube US Tech+ Vol Advantage Index
Nasdaq-100 Index®
Backtested
Actual
Sep-16
Sep-18
Sep-20
Sep-22
Sep-24
Sep-26

Please see the footnotes at the bottom of this page and "Backtesting" on the following page for information on backtested performance and proxies.

Hypothetical and actual historical returns and volatilities: Sep 2016 through Sep 2026

	1 Year Return	3 Year Return (Annualized)	5 Year Return (Annualized)	10 Year Return (Annualized)	10 Year Volatility (Annualized)
MerQube US Tech+ Vol Advantage Index	16.05%	23.59%	9.49%	21.36%	31.21%
Nasdaq-100 Index®	23.21%	27.37%	15.66%	20.09%	22.81%

Historical exposure at end-of-day: Jul 2026 through Sep 2026

Sep 2026

Period	Exposure
09/01 - 09/03	212.58%
09/04 - 09/10	206.15%
09/11 - 09/17	185.69%
09/18 - 09/24	230.10%
09/25 - 09/30	188.95%

Aug 2026

Period	Exposure
08/03 - 08/06	141.95%
08/07 - 08/13	181.94%
08/14 - 08/20	209.42%
08/21 - 08/27	182.68%
08/28 - 08/31	212.58%

Jul 2026

Period	Exposure
07/01	107.50%
07/02 - 07/09	125.34%
07/10 - 07/16	162.28%
07/17 - 07/23	123.96%
07/24 - 07/30	117.59%
07/31	141.95%

Hypothetical and actual historical monthly and annual returns: Jan 2017 through Sep 2026

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2017	11.95%	15.25%	4.16%	2.96%	12.10%	-7.52%	9.42%	4.32%	-2.99%	12.47%	5.13%	-1.64%	84.72%
2018	22.65%	-8.29%	-11.95%	-0.65%	9.50%	2.14%	4.06%	12.54%	-2.07%	-15.19%	-2.12%	-11.61%	-7.39%
2019	11.79%	4.92%	5.24%	13.01%	-16.43%	12.24%	1.90%	-5.97%	-0.45%	7.94%	10.26%	9.22%	62.25%
2020	7.64%	-9.33%	-4.28%	12.28%	5.82%	4.77%	8.32%	15.09%	-6.33%	-4.30%	9.26%	6.26%	50.88%
2021	-1.19%	-3.04%	1.32%	8.06%	-3.00%	12.03%	4.99%	8.08%	-11.79%	15.93%	2.71%	-1.49%	33.83%
2022	-15.70%	-5.11%	4.56%	-16.54%	-1.99%	-11.35%	13.36%	-8.01%	-11.92%	3.07%	5.46%	-13.28%	-47.49%
2023	14.00%	-1.98%	9.08%	-0.38%	14.25%	9.11%	5.91%	-4.95%	-11.20%	-4.10%	16.79%	10.68%	67.74%
2024	2.07%	8.22%	0.24%	-9.82%	10.37%	11.75%	-4.94%	0.31%	0.30%	-2.61%	2.90%	0.34%	18.44%
2025	1.60%	-5.99%	-10.94%	-3.55%	9.39%	9.64%	4.41%	-1.61%	9.60%	4.19%	-5.09%	-3.36%	5.87%
2026	1.08%	-4.68%	-7.06%	23.55%	16.84%	-5.06%	-10.07%	3.56%	6.25%				21.44%

Historical performance measures for the Index represent hypothetical backtested performance through June 21, 2021 (labeled "Backtested" in the chart above); and actual performance from June 22, 2021 through September 30, 2026 (labeled "Actual" in the chart above).

The hypothetical backtested and historical levels presented herein have not been verified by J.P. Morgan, and hypothetical historical levels have inherent limitations. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see the Disclaimer on the following page.

Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" section in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

OCTOBER 2026 | MerQube US Tech+ Vol Advantage Index Selected Risks Our affiliate, J.P. Morgan Securities LLC (“JPMS”), coordinated with MerQube (the “Index Sponsor”) in the development of the Index. The level of the Index will include a 6.0% per annum daily deduction. The level of the Index will include the deduction of a notional financing cost. The Index Sponsor may adjust the Index in a way that atfects its level, and the Index Sponsor has no obligation to consider your interests. The Index may not approximate its target volatility. The Index is subject to risks associated with the use of significant leverage. The Index may be